Exhibit 10.1

SECOND AMENDMENT
TO THE
FIRST NIAGARA FINANCIAL GROUP
SEPARATION PAY PLAN
(As Amended and Restated Effective July 1, 2013)

WHEREAS, First Niagara Financial Group, Inc. (the “Company”) maintains the First Niagara Financial Group, Inc. Separation Pay Plan (As Amended and Restated Effective July 1, 2013)(the “Plan”); and

WHEREAS, the Company has reserved the right to amend the Plan; and

WHEREAS, the Company entered into an Agreement and Plan of Merger with KeyCorp dated as of October 30, 2015 (the “Agreement”); and

WHEREAS, pursuant to the Company Disclosure Schedule to the Agreement, the Company is permitted to amend the Plan as described in the Disclosure Schedule; and

WHEREAS, the Company wishes to amend the Plan as described in the Disclosure Schedule to the Agreement;

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1.
Effective as of the Effective Time (as such term is defined in the Agreement) of the transaction contemplated by the Agreement, a new paragraph is added at the end of Section 3.1(a) to read as follows:

In addition, benefits will be payable to a Participant in the event that the employee resigns from employment due to Constructive Termination during the period beginning at the Effective Time (as such term is defined in the Agreement and Plan of Merger by and between KeyCorp and First Niagara Financial Group, Inc., dated as of October 30, 2015) and continuing through the first anniversary of the Effective Time (the “Relevant Period”). A Participant will be considered to have resigned due to Constructive Termination if all of the following conditions ((A) through (D)) are satisfied:

(A) During the Relevant Period, KeyCorp fails to provide the Participant with each of the following:

(i) annual base salary or wages, annual incentive opportunities and long-term incentive compensation opportunities that are no less than the annual base salary or wages, annual incentive opportunities and long-term incentive compensation opportunities (in each case) in effect for such Participant immediately prior to the Effective Time;

(ii) defined contribution retirement and employee welfare benefits (including retiree medical) that are substantially comparable in the aggregate to either (x) the defined contribution retirement and employee welfare benefits (included retiree medical) provided by the Company to such employee immediately prior to the Effective Time or (y) to the defined contribution retirement and employee welfare benefits (excluding retiree medical) provided to similarly situated employees of KeyCorp;

(iii) a position (x) requiring substantially comparable skills and abilities as the Participant’s position immediately prior to the Effective Time and (y) that includes a work status (full or part-time) that is not changed from that in effect immediately prior to the Effective Time; and

(iv) benefits under the Plan as modified by this Second Amendment;

(B)
the Participant provides notice to KeyCorp (to the contact position designated by KeyCorp and communicated to Participants) of the event or condition that the Participant believes to be a violation of the requirements of (A) above, within 30 days following the date of such event or condition;

(C)	KeyCorp fails to cure such event or condition within 30 days following receipt of such notice from the Participant (the “Cure Period”); and

(D)	the Participant terminates employment within 30 days after the end of the Cure Period.

2. Effective as of the Effective Time, a new subsection (e) is added at the end of Section 3.1 to read as follows:

(e) Enhanced Benefits The Company may, in its discretion, (i) pay separation pay benefits under subsection (b) of this Section 3.1 of 26 weeks of separation pay, notwithstanding the fact that the Participant’s years of service would entitle the Participant to less than 26 weeks of separation pay, and (ii) pay cash in lieu of medical coverage under subsection (c) of this Section 3.1 in an amount equal to 26 weeks of the Company’s share of the premium (or premium equivalent) for a Participant who was enrolled in the Company’s medical plan at the Participant’s date of separation.

3. This Second Amendment will only be given effect upon the completion of the Closing, as defined in the Agreement. In the event the Closing does not occur, this Second Amendment will be null and void.

IN WITNESS WHEREOF, the undersigned acting for an on behalf of First Niagara Financial Group, Inc. has executed this Second Amendment to the Plan.

FIRST NIAGARA FINANCIAL GROUP, INC.

Date: February 12, 2016	By:	/s/ Gary M. Crosby
Gary M. Crosby
President and Chief Executive Officer